UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2019

Cross Country Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-33169	13-4066229
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

5201 Congress Avenue, Suite 100B, Boca Raton, FL 33487

(Address of Principal Executive Office) (Zip Code)

(561) 998-2232

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 15, 2019 Stephen A. Saville became employed by Cross Country Healthcare, Inc. (“Cross Country” or the “Company”) as its Executive Vice President of Operations.

Prior to joining Cross Country, Mr. Saville, 52, served as the President of CareerStaff Unlimited, a national healthcare workforce solutions organization, from March 2016 through April 2019, and he served as Senior Vice President of Workforce Solutions for its affiliate, Genesis Healthcare, from July 2017 through April 2019. From March 2015 through March 2016, Mr. Saville provided operational consulting services to various private equity firms. Mr. Saville held various leadership positions within the portfolio companies of OGH, Inc., a holding company focused on healthcare workforce solutions and digital and creative marketing, including, Executive Vice President, Corporate Development and General Counsel from January 2014 through January 2015; President and Chief Executive Officer of Medefis, Inc. from September 2010 through January 2014; and from 2004 through September of 2010, Mr. Saville served as Senior Vice President, Chief Sales Officer and General Counsel. Mr. Saville earned a Bachelor of Science in Business Administration and a Bachelor of Arts in Political Science from Cabrini University and his JD from Widener University.

Mr. Saville has executed an offer letter with the Company which provides for an annual base salary of $430,000 (the “Base Salary). The Base Salary will be reviewed on an annual basis by the Company’s Compensation Committee which will consider in its sole discretion whether to increase the Base Salary. Mr. Saville will be eligible to participate in the Company’s annual bonus plan with a target bonus of 75% of Base Salary, based on achieving performance goals to be established by the Compensation Committee.  In addition, for each calendar year during the term, Mr. Saville will be eligible to participate in the Company’s long term incentive plan and receive awards valued at 75% of Base Salary.  Such awards will be upon terms and conditions determined by the Compensation Committee.  Mr. Saville is also eligible to participate in all other benefit plans and fringe benefit arrangements available to the Company’s senior executives.

If Mr. Saville’s employment is terminated by the Company without cause (as defined in the offer letter) or if Mr. Saville terminates his employment for good reason (as defined in the offer letter) he will be entitled to a severance payment equal to the sum of (i) any unpaid Base Salary through the date of termination; (ii) reimbursement for unreimbursed business expenses incurred through the termination date, (iii) payment of unused vacation and sick time in accordance with the Company’s policy; (iv) all other applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant pursuant to the terms and conditions of such plans; and continued payments of Base Salary in effect at the time of termination in accordance with the Company’s regular payroll practices for a period of twelve months following the date of termination (the “Severance Payments”).

Mr. Saville will be entitled to participate in the Company’s Executive Severance Plan Amended and Restated as of May 28, 2019; provided, however, that if he is or becomes eligible to receive severance benefits under such plan, he will cease to be eligible for Severance Payments and the Company’s sole obligation will be to pay him the amounts and benefits provided in the Executive Severance Plan subject to the terms and conditions thereof.

During Mr. Saville’s employment and for a period of one year thereafter, he may not, among other things, compete with the Company in any jurisdiction in which the Company’s business is conducted nor may he intentionally interfere with the Company’s relationship with any of its suppliers, customers or employees.

Item 8.01	Other Events.

Incorporated by reference is a press release issued by the Company on April 16, 2019 and attached hereto as Exhibit 99.1. This information is being furnished under Item 8.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Offer Letter by and between Cross Country Healthcare, Inc. and Stephen Saville

99.1	Press Release issued by the Company on April 16, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

Dated:	April 16, 2019	By:	/s/ William J. Burns
Name: William J. Burns
Title: Executive Vice President and Chief Financial Officer